Exhibit 99.1
HollyFrontier Corporation Announces a Special Cash Dividend of $1.00 Per Share and Two-For-One Stock Split
Dallas, Texas, August 3, 2011 — HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) announced today that its Board of Directors declared a special cash dividend in the amount of $1.00 per share, payable on August 22, 2011 to holders of record on August 15, 2011.
The Board of Directors also approved a two-for-one stock split payable in the form of a stock dividend of one share of common stock for each issued and outstanding share of common stock. The dividend will be paid on August 31, 2011 to all holders of record of common stock on August 24, 2011. Upon completion of the stock split, HollyFrontier will have approximately 210 million shares of common stock outstanding.
“Our Board’s decision to declare a special dividend and stock split at this time underscores our commitment to maximizing shareholder value,” said Mike Jennings, CEO and President of HollyFrontier Corporation.
HollyFrontier plans to announce results for its quarter ended June 30, 2011 on August 5, 2011, before the opening of trading on the NYSE. The company has scheduled a webcast conference on August 5, 2011 at 10:00AM Eastern time to discuss financial results.
This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=81267
An audio archive of this webcast will be available using the above noted link through August 18, 2011.
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.
FOR FURTHER INFORMATION, Contact:
Doug Aron, Executive Vice President & CFO
Neale Hickerson, Vice President-Investor Relations
HollyFrontier Corporation
214-871-3555